Exhibit 99.2

FOR IMMEDIATE RELEASE

NEORX COMPLETES $15.75 MILLION PREFERRED STOCK FINANCING

Funds to Advance Skeletal Targeted Radiotherapy Phase III Trial

SEATTLE, December 8, 2003 – NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today announced that it has raised $15,750,000 in gross proceeds through the sale in a private placement of 1,575 shares of a newly created class of Series B convertible preferred stock to selected institutional investors.    Leerink Swann & Company served as the placement agent.

“This financing marks an important step to ensure that we have the resources necessary to advance our product development program.  We intend to use the net proceeds from the financing for general working capital and to support our phase III pivotal trial for Skeletal Targeted Radiotherapy (STR™) in patients with multiple myeloma, a yet incurable bone cancer,’’ said Jack L. Bowman, Chairman and CEO of NeoRx Corporation.  “We expect our phase III study to open to patient enrollment during the first quarter of 2004.”

The Series B preferred stock is convertible into approximately 3,150,000 shares of NeoRx common stock at a price of $5.00 per share.  No mandatory dividends are payable on the Series B preferred stock.  In addition, purchasers of the preferred stock received five-year warrants to purchase an aggregate of 630,000 shares of common stock at $6.00 per share.  If exercised, the warrants could generate an additional $3,780,000 in gross proceeds to NeoRx. The shares of Series B convertible preferred stock sold in the offering have not been registered under the Securities Act of 1933, as amended, and cannot be offered or sold in the United States absent registration or an applicable exemption from registration.  As part of the transaction, the Company has agreed to file a registration statement covering the resale of the shares of NeoRx common stock issuable upon conversion of the Series B preferred stock and exercise of the warrants.

Cash and investment securities at the completion of the private placement totaled approximately $29.0 million. NeoRx believes that its current cash will be sufficient to fund its anticipated working capital and capital requirements into 2005.

This press release contains forward-looking statements relating to the development and efficacy of the Company’s proposed products and future operating results that are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results and the development of its proposed STR product include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential future financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are registered trademarks or trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Melinda G. Kile	Jody Cain (jcain@lhai.com)
Vice President, Finance	Bruce Voss (bvoss@lhai.com)
(206) 286-2501	(310) 691-7100